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                                                                     EXHIBIT 5


                 [MASLON EDELMAN BORMAN & BRAND LETTERHEAD]
         96-1254

         IntraNet Solutions, Inc.
         9625 W. 76th Street, Suite 150
         Minneapolis, MN  55344

         Ladies and Gentlemen:

              We have acted on behalf of IntraNet Solutions, Inc., a Minnesota corporation (the "Company") in connection with the preparation of a Registration Statement on Form SB-2 (the "Registration Statement"), relating to the registration under the Securities Act of 1933, as amended, of which up to 435,167 shares, $.01 par value, (the "Company Shares") will be offered and issued upon exercise of certain warrants by the Company and up to 254,579 shares (the "Selling Shares") will be offered and sold by certain shareholders of the Company (the "Selling Shareholders").

              Upon examination of such corporate documents and records as we have deemed necessary or advisable for the purposes hereof and including and in reliance upon certain certificates by the Company, it is our opinion that:

             1. The Company is a validly existing corporation in good standing under the laws of the State of Minnesota.

             2. The Shares have been duly authorized, and when issued as described in the Registration Statement, will be validly issued, fully paid and non-assessable.

             3. The Selling Shares have been validly issued and are fully paid and non-assessable.

              We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the references to our firm under the heading "Legal Matters" in the Registration Statement.

                                 Very truly yours,

                                 Maslon Edelman Borman & Brand,
                                   a Professional Limited Liability Partnership